UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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Lawson Products, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Lawson Products, Inc.

1666 East Touhy

Des Plaines, Illinois 60018

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

May 15, 2012

TO THE STOCKHOLDERS:

You are cordially invited to attend the annual meeting of stockholders of Lawson Products, Inc. (the “Company”, “Lawson”, “we” & “our”), which will be held at Triangle Plaza, 8770 West Bryn Mawr, Room 208, Chicago, Illinois, 60631 on May 15, 2012 at 10:00 a.m., Central time.

What will I be voting on?

(1)	Election of three directors to serve three years (see page 4);

(2)	Ratification of the appointment of Ernst & Young LLP the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 (see page 7); and

(3)	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting?

You may vote at the meeting if you were a Lawson stockholder of record at the close of business on the record date. The Board of Directors of the Company (the “Board” or “Board of Directors”) has fixed the close of business on March 26, 2012, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Accompanying this Notice is a Proxy, a Proxy Statement and a copy of the Company’s 2011 Annual Report on Form 10-K. Additionally, a copy of this Notice, the accompanying Proxy Statement and a copy of the Company’s 2011 Annual Report on Form 10-K are available at www.edocumentview.com/LAWS.

By Order of the Board of Directors

Neil E. Jenkins

Secretary

Chicago, Illinois

April 5, 2012

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 15, 2012

QUESTIONS AND ANSWERS ABOUT THE 2012 ANNUAL MEETING AND VOTING

How do I vote?

You can vote either in person at the Annual Meeting or by proxy without attending the meeting. Even if you expect to attend the meeting in person, please sign and return the enclosed proxy in the envelope provided so that your shares may be voted at the meeting. You may also vote your shares by telephone or via the Internet as set forth in the enclosed proxy. If you execute a proxy, you still may attend the meeting and vote in person.

Can I change my vote?

Yes. If you are a registered stockholder, you can change your proxy vote or revoke your proxy at any time before the Annual Meeting by:

(1)	Revoking it by written notice to Neil E. Jenkins, our Secretary, at 1666 East Touhy Avenue, Des Plaines, Illinois 60018 before your original proxy is voted at the Annual Meeting;

(2)	Delivering a later-dated proxy (including a telephone or Internet vote); or

(3)	Voting in person at the meeting.

If you are a beneficial owner and hold your shares in “street name,” please refer to the information forwarded by your bank, broker, or other holder of record for procedures on revoking or changing your proxy.

How many votes do I have?

You will have one vote for every share of Lawson common stock that you owned at the close of business on March 26, 2012.

How many shares are entitled to vote?

There are 8,574,291 shares of Lawson common stock outstanding as of March 26, 2012 and entitled to be voted at the meeting. Each share is entitled to one vote.

How many votes are needed for the proposals to pass?

•	Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy.

•	The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the ratification of the appointment of the independent registered public accounting firm.

•	If any nominee should become unavailable for election as a director, which is not contemplated, the proxies will have discretionary authority to vote for a substitute.

•	In the absence of a specific direction from the stockholders, proxies will be voted for the election of all named director nominees.

•

Because directors are elected by a plurality of the votes cast at the meeting, a proxy card marked “Withhold” with respect to one or more director nominees will have no effect on the election of the nominees.

What if I vote “abstain”?

A vote to “abstain” on the election of directors will have no effect on the outcome. A vote to “abstain” on the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm will have the effect of a vote against this proposal.

If you vote “abstain,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.

What if I don’t return my proxy card and don’t attend the Annual Meeting?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you do not vote your shares, your shares will not be voted.

If you are a beneficial owner and hold your shares in “street name,” and you do not give your bank, broker, or other holder of record specific voting instructions for your shares, your record holder can vote your shares on the ratification of the independent registered public accounting firm because this proposal is considered a routine matter. Therefore, banks, brokers or other nominees have the discretion to vote shares held by them on behalf of their customers if instructions are not received from the client in a timely manner. However, your record holder cannot vote your shares without your specific instructions on the election of directors because this proposal is considered a non-routine matter. Therefore, banks, brokers or other nominees will not have the discretion to vote shares held by them on behalf of customers if no instructions are received.

For the aforementioned proposal for which a broker cannot vote without your instruction, if you do not provide voting instructions to your broker on such proposal, the votes will be considered “broker non-votes” and will not be counted in determining the outcome of the vote. “Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.

Is my vote confidential?

Yes. Your voting records will not be disclosed to us except:

•	As required by law;

•	To the inspectors of voting; or

•	In the event the election is contested.

The tabulator, the proxy solicitation agent, and the inspectors of voting must comply with confidentiality guidelines that prohibit disclosure of votes to Lawson. The tabulator of the votes and at least one of the inspectors of voting will be independent of Lawson and our officers and directors.

If you are a holder of record or an employee savings plan participant and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

When will I receive the Proxy Statement?

This Proxy Statement is being sent to stockholders on or about April 9, 2012, in connection with the solicitation of the accompanying proxy by our Board of Directors. Only stockholders of record at the close of business on March 26, 2012 are entitled to notice of and to vote at the meeting. We have retained Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut, 06902, a firm specializing in the solicitation of proxies, to assist in the solicitation at a fee estimated to be $6,000 plus expenses. Officers of the Company may make additional solicitations in person or by telephone. Expenses incurred in the solicitation of proxies will be borne by the Company.

If the accompanying form of proxy is executed and returned in time or you vote your shares by telephone or via the Internet as set forth in the enclosed proxy, the shares represented thereby will be voted.

Proposal 1: Election of Directors

Stockholders are entitled to cumulative voting in the election of directors. Under cumulative voting, each stockholder is entitled to that number of votes equal to the number of directors to be elected, multiplied by the number of shares such stockholder owns, and such stockholder may cast its votes for one nominee or distribute them in any manner it chooses among any number of nominees. Unless otherwise indicated on the proxy card, votes may, in the discretion of the proxies, be equally or unequally allocated among the nominees named below. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the three persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.

The By-Laws of the Company provide that the Board of Directors shall consist of such number of members, between five and nine, as the Board of Directors determines from time to time. The size of the Board of Directors is currently set at nine members. The Board of Directors is divided into three classes, with one class being elected each year for a three-year term. At the annual meeting, three directors are to be elected to serve until 2015.

THE THREE NOMINEES FOR THE BOARD OF DIRECTORS

Nominees to Serve Until 2015

Name	Age	First Year Elected Director
Andrew B. Albert	66	2009
I. Steven Edelson	52	2009
Thomas S. Postek	70	2005

The following information has been furnished by the respective nominees and continuing directors. Each nominee and continuing director has held the indicated position, or an executive position with the same employer, for at least the past five years, unless otherwise indicated below.

Andrew B. Albert has served as Managing Director and Operating Partner of Svoboda Capital Partners LLC, a private equity investment firm, since February 2007. From December 2000 through May 2006, Mr. Albert served as Chairman and Chief Executive Officer of Nashua Corporation, a manufacturer and converter of specialty paper products and toner. Mr. Albert also served as non-executive Chairman of Nashua’s Board of Directors from December 2006 through September 2009. Mr. Albert serves as a Director on the Boards of Border Construction Specialties, a distributor of specialty construction products; Forsythe Technologies, a technology consulting and sales firm; and Transco, Inc., a diversified industrial company. Mr. Albert serves on the Board of Directors of the National Parkinson’s Foundation and the Advisory Board of the University of Wisconsin Entrepreneurship Center. These professional experiences, along with knowledge and experience acquired in managing distribution and technology firms, qualify Mr. Albert to serve as a Director.

I. Steven Edelson has served as co-founder and Managing Director of International Facilities Group, a leading facilities development and management company, since June 1995. Mr. Edelson also serves as Principal and Managing Director of The Mercantile Capital Group, a Chicago based private equity investment firm. Mr. Edelson serves as Director for iTracs Corporation, a portfolio company of Mercantile Capital Partners II. Mr. Edelson has more than 25 years of real estate transaction experience. Currently Mr. Edelson is a Managing Member of the Lake Erie Crushers, a professional minor league baseball team in the independent Frontier League. Mr. Edelson is also a member of the Board of Governors of the Hebrew University in Jerusalem. Mr. Edelson is the proud recipient of the 2005 Ellis Island Congressional Medal of Honor. These professional experiences, along with Mr. Edelson’s particular knowledge and experience in capital management, qualify him to serve as a Director.

Thomas S. Postek is a Chartered Financial Analyst currently affiliated with Geneva Investment Management of Chicago since January 2005. Mr. Postek was a partner and principal of William Blair & Company, LLC, a Chicago-based investment firm, from 1986 to 2001. During his tenure at William Blair, Mr. Postek covered various business services as an analyst, including industrial distribution. Mr. Postek is also a director of UniFirst Corporation. These professional experiences, along with Mr. Postek’s particular knowledge and expertise in finance and capital management, qualify him to serve as a Director.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES.

DIRECTORS CONTINUING IN OFFICE

Directors to Serve Until 2013

Name	Age	First Year Elected Director
James S. Errant	63	2007
Lee S. Hillman	56	2004
Thomas J. Neri	60	2007

Directors to Serve Until 2014

Name	Age	First Year Elected Director
Ronald B. Port, M.D.	71	1984
Robert G. Rettig	82	1989
Wilma J. Smelcer	63	2004

James S. Errant developed, owned and operated thirteen restaurants over thirty-eight (38) years from 1973 – 2011. Mr. Errant was involved in all facets of the business including: design and construction, concept and product development, marketing; finance management, and employee management. These professional experiences qualify him to serve as a Director.

Lee S. Hillman has served as President of Liberation Advisory Group and Liberation Management Services, both private management consulting firms, since 2003. Mr. Hillman has served as Chief Executive Officer of Performance Health Systems, LLC, an early-stage business distributing bioDensity™ branded, specialty health and exercise equipment, since January 2009. From February 2006 to May 2008, Mr. Hillman served as Executive Chairman and Chief Executive Officer of Power Plate International. Mr. Hillman has served as a member of the Board of Directors as well as a member of the audit committees of: Health South Corporation, Wyndham International, and RCN Corporation. Currently, he serves as Trustee and member of the audit committee at Adelphia Recovery Trust. These professional experiences, along with Mr. Hillman’s particular knowledge and experience in managing and restructuring distressed businesses and having served as Chief Executive Officer, Chief Financial Officer, and/or director of other publicly-traded U.S. and international companies and as a former Audit Partner of an international accounting firm, qualify him to serve as a Director.

Thomas J. Neri has served as President and Chief Executive Officer of Lawson Products, Inc. since April 2007. Mr. Neri was elected to the Board of Directors in December 2007. Mr. Neri was elected President and Chief Operating Officer in January 2007. Mr. Neri was elected Executive Vice President, Finance, Planning and Corporate Development; Chief Financial Officer and Treasurer in 2004. He also served as Chief Financial Officer and Treasurer from 2004 to January 2006. Mr. Neri joined the Company in October 2003 as Executive Vice President, Finance and Corporate Planning. These professional experiences, along with Mr. Neri’s particular knowledge of industrial distribution, finance and treasury, qualify him to serve as a Director.

Ronald B. Port, M.D. has served as Chairman of the Board of Directors since April 2007. Mr. Port is a retired physician. Mr. Port has been a director of the Company since 1984 and is the son of the founder. Mr. Port’s long-term successful stewardship of the Company and the unique perspective and knowledge gained from his relationship with the Company’s founder qualify him to serve as a Director.

Robert G. Rettig is a Consultant and a Retired Executive Vice President of Illinois Tool Works, Inc., a global industrial company. The experience and particular knowledge acquired from managing a multinational industrial company qualify Mr. Rettig to serve as a Director.

Wilma J. Smelcer served as a member of the Board of Governors of the Chicago Stock Exchange from 2001 until April 2004. From 2001 through 2006, Ms. Smelcer was a trustee of Goldman Sachs Mutual Fund Complex (a registered investment company). Ms. Smelcer served as Chairman of Bank of America, Illinois from 1998 to 2001. These professional experiences, along with Ms. Smelcer’s extensive financial knowledge, qualify her to serve as a Director.

Proposal 2: Ratification of the Appointment of Ernst & Young LLP

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Although the Company’s governing documents do not require the submission of this matter to stockholders, the Board of Directors considers it desirable that the appointment of Ernst & Young LLP be ratified by stockholders.

Audit services provided by Ernst & Young LLP for the fiscal year ended December 31, 2011 included the audit of the consolidated financial statements of the Company, audit of the Company’s internal control over financial reporting, and services related to periodic filings made with the Securities and Exchange Commission (“SEC”). Additionally, Ernst & Young LLP provided certain consulting services related to domestic and international tax compliance. See “Fees Billed To The Company By Ernst & Young LLP” for a description of the fees paid to Ernst & Young LLP in 2010 and 2011.

One or more representatives of Ernst & Young LLP will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from stockholders.

If the appointment of Ernst & Young LLP is not ratified, the Audit Committee of the Board of Directors will reconsider the appointment.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of March 26, 2012 concerning the beneficial ownership by each person (including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, each director, each named executive officer, and all executive officers and directors as a group. Unless otherwise noted below, the address of each beneficial owner listed in the table is 1666 East Touhy Avenue, Des Plaines, Illinois, 60018. Because the voting or dispositive power of certain stock listed in the following table is shared, in some cases the same securities are listed opposite more than one name in the table. The total number of the Company’s shares of Common Stock issued and outstanding as of March 26, 2012 is 8,574,291.

Name of Beneficial Owner	Sole Voting and Dispositive Power	Sole Dispositive Power		Sole Voting Power		Shared Dispositive Power		Restricted Common Shares(1)	Unvested Restricted Stock Awards(2)	Total	%
Five Percent Shareholders
Roberta Port Washlow	—	630,667	(3)	—		187,936	(3)(4)	—	—	818,603	9.5%
Trusts for the benefit of Dr. Port’s family	—	463,165	(3)(5)	—		221,836	(3)(6)	—	—	685,001	8.0%
Trusts for the benefit of Roberta Washlow’s family	—	177,028	(3)(7)	—		187,936	(3)(4)	—	—	364,964	4.3%
Trusts for the benefit of James Errant’s family	—	463,166	(3)(8)	—		—		—	—	463,166	5.4%
Dimensional Fund Advisors LP (9)	702,361	—		—		—		—	—	702,361	8.2%
6300 Bee Cave Road Austin, Texas 78746

Non-Executive Directors
Andrew B. Albert	4,274	—		—		—		—	2,865	7,139	0.1%
I. Steven Edelson	4,274	—		—		—		—	2,865	7,139	0.1%
James S. Errant (10)	14,851	559,584		—		—		—	2,865	2,865	* (11)
Lee S. Hillman	6,563	—		—		—		—	2,865	9,428	0.1%
Ronald B. Port M.D.	722,742	—		3,088,368	(3)	221,836	(6)	—	2,865	3,813,975	44.5%
Thomas S. Postek	16,859	—		—		—		—	2,865	19,724	0.2%
Robert G. Rettig	4,274	—		—		—		—	2,865	7,139	0.1%
Wilma J. Smelcer	6,563	—		—		—		—	2,865	9,428	0.1%

Named Executive Officers
Thomas J. Neri	—	—		—		—		3,942	9,458	13,400	0.2%
Ronald J. Knutson	—	—		—		—		343	3,315	3,658	*
Neil E. Jenkins	—	—		—		—		2,023	4,159	6,182	0.1%
Harry A. Dochelli	—	—		—		—		2,922	6,685	9,607	0.1%
Stewart A. Howley	—	—		—		—		955	1,765	2,720	*

All Officers & Directors	780,400	559,584		3,088,368		221,836		10,185	48,302	3,912,404	45.6%

*	Less than 0.1%
(1)	Restricted common shares have no voting or dividend rights and are non-transferrable through December 31, 2012.
(2)	Unvested restricted stock awards which have no voting or dividend rights and are non-transferrable will be exchanged for shares of the Company’s stock over their respective vesting periods.
(3)	Roberta Washlow, James Errant, Samantha Borstein, Michael D. Mars, and James Gardner, individually and/or as trustees of various trusts, have granted an irrevocable proxy (the “Proxy”) granting Dr. Port the right to vote (other than in connection with votes on mergers and certain other extraordinary corporate transactions) all shares of Common Stock owned by them or trusts formed for their benefit or for which they otherwise have voting control. This Proxy terminates on the first to occur of (i) June 11, 2012, (ii) the date of death of Dr. Port, (iii) the date that Dr. Port becomes permanently incapacitated (provided, that Dr. Port may not exercise any proxy at any time that he is temporarily incapacitated, in which case Ms. Washlow may vote the shares during such period of temporary incapacitation) and (iv) the date of a transfer of shares, by sale or otherwise, to a third party not affiliated with Roberta Washlow (but only to the extent of the shares so transferred). The shares for which Dr. Port holds a Proxy consist of the following: (i) 364,964 shares held in trusts formed for the benefit of the families of Roberta Washlow, (ii) 463,166 shares held in trusts formed for the benefit of the families of Samantha Borstein and Jenna Walsh, (iii) 630,667 shares held by Ms. Washlow directly, (iv) 192,493 shares held by Ms. Borstein directly, (v) 192,493 shares held by Ms. Walsh directly, (vi) 544,733 shares held in trusts for which James Errant is a trustee and 14,851 shares held by Mr. Errant individually, and (vii) 685,001 shares held in trust for the benefit of Dr. Port’s family. Dr. Port hereby disclaims beneficial ownership in shares of Common Stock described above in which he does not have economic benefit. Dr. Port does not have the power to dispose of or to direct the disposition of Common Stock for which he holds a Proxy.
(4)	Consists of shares owned by a trust which was established for the benefit of Roberta Washlow and her descendants. Roberta Washlow and Michael D. Marrs are co-trustees of these trusts and accordingly share voting and dispositive power with regard to those shares, subject to the Proxy provided to Dr. Port.
(5)	Consists of shares owned by a trust, which was established for the benefit of Dr. Port and his descendants. Charles Levun is the sole trustee of this trust.
(6)	Consists of shares owned by trusts which were established for the benefit of Dr. Port and his descendants. Dr. Port and Charles Levun are co-trustees of these trusts, and accordingly share voting and dispositive power with regard to those shares, subject to the Proxy provided to Dr. Port. These shares are also included in the voting shares discussed in note (3).
(7)	Consists of shares owned by a trust, which was established for the benefit of Ms. Washlow and her descendants. Michael D. Marrs is the sole trustee of this trust.
(8)	Consists of shares owned by two trusts, which were established for the benefit of Samantha Borstein and Jenna Walsh, who are daughters of James Errant. James Gardner is the sole trustee of these trusts.
(9)	December 31, 2011 holdings based on a schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 14, 2012.
(10)	Consists of shares owned by trusts formed for the benefit of Mr. Errant’s family for which he is sole trustee, and 14,851 shares held individually by Mr. Errant. Mr. Errant is the former brother-in-law of Ms. Washlow and Dr. Port.
(11)	574,435 of the shares are included within the 44.5% noted below for which Dr. Port has the right to vote pursuant to the Proxy referenced in Footnote 3.

CORPORATE GOVERNANCE

Board Leadership Structure

Our Amended and Restated By-Laws provide that the roles of Board Chairman and Chief Executive Officer (“CEO”) may be filled by the same or different individuals. This provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The role of Chairman of the Board is currently held by Ronald B. Port, M.D. and the position of CEO is currently held by Mr. Thomas Neri. This structure has been in place since 2007. The separation of the Chairmanship and the CEO functions provides the Board with additional independence and oversight. The Board believes this leadership structure has served the Company well and believes it is in the best interest of the Company’s stockholders to continue with this structure at this time.

Board of Director Meetings and Committees

The Board of Directors has standing Audit, Compensation, Financial Strategies, Management Development, and Nominating and Governance Committees. All committees have each adopted a charter for their respective committees. These charters may be viewed on the Company’s website, www.lawsonproducts.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018 (until May 15th). All further requests should be sent to the Corporate Secretary, Lawson Products, Inc., Triangle Plaza, 8770 W. Bryn Mawr, Chicago, Illinois, 60631.

Annual Meeting Attendance Policy

The Company expects all members of the Board of Directors to attend the annual meeting of stockholders, but from time to time, other commitments may prevent all directors from attending each meeting.

Director Attendance at Board of Directors and Committee Meetings

In 2011, the directors attended on average, either in person or via teleconference, over 95% of the meetings of the Board of Directors and, on average, over 99% of the respective committees’ meetings on which they served. The following chart shows the membership and chairpersons of our board committees, committee meetings held and committee member attendance.

	Board of Directors		Audit		Compensation		Financial Strategies		Management Development		Nominating & Corporate Governance
Andrew B. Albert	7				6		5		5		4
I. Steven Edelson	5				6		5
Thomas S. Postek	7		9	*			5
James S. Errant	7						5		5		4
Lee S. Hillman	7		8		6	*	5	*
Thomas J. Neri	7						5
Ronald B. Port, M.D.	7	*					5		5
Robert G. Rettig	7		9		6						4
Wilma J. Smelcer	6		9						5	*	4	*

Number of Meetings Held	7		9		6		5		5		4

*	Chairperson

The Audit Committee

The functions of the Audit Committee include (i) reviewing the Company’s procedures for monitoring internal control over financial reporting; (ii) overseeing the appointment, compensation, retention and oversight of the Company’s independent auditors; (iii) reviewing the scope and results of the audit by the Company’s independent auditors; (iv) reviewing the annual audited financial statements and quarterly financial statements with management and the independent auditors; (v) periodically reviewing with the Company’s General Counsel potentially material legal and regulatory matters and corporate compliance and (vi) reviewing and approving all related party transactions. Additionally, the Audit Committee provides oversight of the Company’s formalized Enterprise Risk Management program.

The Audit Committee consists of Thomas S. Postek (Chair), Lee S. Hillman, Robert G. Rettig and Wilma J. Smelcer. Each member of the Audit Committee satisfies the independence requirements of The Nasdaq Stock Market and the SEC and satisfies the financial sophistication requirements of The Nasdaq Stock Market. The Board of Directors has determined that Mr. Postek is an “audit committee financial expert” as such term is defined by the SEC.

The Compensation Committee

The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of the CEO and establishes compensation for all other executive officers of the Company. The Compensation Committee is responsible for (i) reviewing and approving corporate goals and objectives relevant to the compensation for executive officers; (ii) evaluating the performance of executive officers in light of those goals and objectives and (iii) setting the compensation level of executive officers based on this evaluation. The Compensation Committee also administers incentive-compensation plans and equity-based plans established or maintained by the Company from time to time; makes recommendations to the Board of Directors with respect to the adoption, amendment, termination or replacement of the plans; and recommends to the Board of Directors the compensation for members of the Board of Directors. The Compensation Committee reviews and approves the compensation programs for the CEO and senior management which include the named executives whose compensation is included in this report. The CEO makes recommendations on compensation to the Compensation Committee for all executive officers except himself.

The Compensation Committee consists of Lee S. Hillman (Chair), Andrew B. Albert, I. Steven Edelson and Robert G. Rettig. Each member of the Compensation Committee satisfies the independence requirements of The Nasdaq Stock Market and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code).

The Financial Strategies Committee

The Financial Strategies Committee reviews and evaluates the Company’s financial plans and financial structure, monitors the Company’s relationship with its lenders, reviews financial results against established budgets, approves any proposed acquisitions, dispositions or liquidations and makes recommendations to the Board of Directors regarding capital expenditures. The Financial Strategies Committee consists of Lee S. Hillman (Chair), Andrew B. Albert, I. Steven Edelson, James S. Errant, Thomas J. Neri, Ronald B. Port, M.D, and Thomas S. Postek.

The Management Development Committee

The Management Development Committee is responsible for evaluating potential candidates for executive positions, reviewing management development and succession objectives and regularly reviewing the results of the annual incentive evaluation process. The directors who serve on the Management and Development Committee are Wilma J. Smelcer (Chair), Andrew B. Albert, James S. Errant, and Ronald B. Port, M.D.

The Nominating and Governance Committee

The Nominating and Governance Committee identifies and nominates potential directors to the Board of Directors and otherwise takes a leadership role in shaping the corporate governance of the Company. The Nominating and Governance Committee consists of Wilma J. Smelcer (Chair), Andrew B. Albert, James S. Errant and Robert G. Rettig. Each member of the Nominating and Governance Committee satisfies the independence requirements of The Nasdaq Stock Market.

Director Nominations

The Nominating and Governance Committee will consider Board of Director nominees recommended by stockholders. Those recommendations should be sent to the Chairman of the Nominating and Governance Committee c/o Corporate Secretary of Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois, 60018. In order for a stockholder to nominate a candidate for director, under the Company’s Certificate of Incorporation, timely notice of the nomination must be given in writing to the Secretary of the Company. With respect to the meeting, in order to be timely, such notice must be mailed or delivered to the Secretary of the Company not less than fourteen days prior to the meeting. The Company’s Certificate of Incorporation specifies additional information regarding the nominee that must accompany the notice.

The Nominating and Governance Committee will follow procedures which the Nominating and Governance Committee deems reasonable and appropriate in the identification of candidates for election to the Board of Directors and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent members of the Board of Directors and by stockholders. The manner in which the Nominating and Governance Committee evaluates nominees for director is the same regardless of whether the nominee is recommended by a security holder.

The Nominating and Governance Committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of stockholders as a whole and not any specific interest group or constituency. The Nominating and Governance Committee does not have a policy with regard to consideration of diversity in identifying director nominees. The Nominating and Governance Committee will consider a candidate’s qualifications and background including, but not limited to, responsibility for operating a public company or a division of a public company, other relevant business experience, a candidate’s technical background or professional qualifications and other public company boards of directors on which the candidate serves. The Nominating and Governance Committee will also consider whether the candidate would be “independent” for purposes of The Nasdaq Stock Market and the rules and regulations of the SEC. The Nominating and Governance Committee may, from time to time, engage the service of a professional search firm to identify and evaluate potential nominees.

Determination of Independence

The Company’s Board of Directors has determined that Directors Andrew B. Albert, I. Steven Edelson, James S. Errant, Lee S. Hillman, Ronald B. Port, M.D, Thomas S. Postek, Robert G. Rettig and Wilma J. Smelcer are independent within the meaning of the rules of The Nasdaq Stock Market. In determining independence, the Board of Directors considered the specific criteria for independence under The Nasdaq Stock Market rules and also the facts and circumstances of any other relationships of individual directors with the Company.

The independent directors and the committees of the Board of Directors regularly meet in executive session without the presence of any management directors or representatives.

The Board of Directors Role in Risk Oversight and Assessment

The Board is responsible for overseeing the most significant risks facing the Company and for determining whether management is responding appropriately to those risks. The Board implements its risk oversight function both as a whole and through committees. The Board has formalized much of its risk management oversight function through the Audit Committee.

In 2010, the Audit Committee adopted a plan to implement an Enterprise Risk Management (“ERM”) program. The goal of the ERM program is to provide the oversight, control and discipline to drive continuous improvement of our risk management capabilities in a constantly changing operating environment. In connection with the ERM, the Company retained a risk management consultant to assist management in identifying and prioritizing risk along with processes to mitigate such risks. The Company has developed metrics for reporting risks to the Board. A steering committee, comprised of senior management, has been tasked with continually assessing risk and communicating risk awareness throughout the Company. The ERM program continued to be executed in 2011 including assessment of new risks and the implementation of mitigation plans on previously identified risks.

In addition to the formal ERM program, the Board committees have significant roles in carrying out the risk oversight function which include, but are not limited to, the following:

•	The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters and oversees the internal audit function;

•

The Compensation Committee oversees the Company’s compensation programs from the perspective of whether they encourage individuals to take unreasonable risks that could result in having a materially adverse effect on the Company;

•	The Management Development Committee oversees management development and succession planning across senior management positions; and

•	The Financial Strategies Committee oversees risk inherent in allocating capital and developing financial plans.

While the Board oversees risk management, Company management is charged with managing risk. Management is responsible for establishing and maintaining an adequate system of internal control over financial reporting and establishing controls to prevent or detect any unauthorized acquisition, use, or disposition of the Company’s assets.

The Company has an internal audit consultant and an internal audit employee both of whom report to the Audit Committee on a regular basis (collectively the “Internal Audit Department”). Part of the Internal Audit Department’s mission, as described in its charter, is to bring a “systematic, disciplined approach to evaluate and improve the effectiveness of risk management, control, and governance processes.” One way which the Internal Audit Department carries this out is by evaluating the Company’s network of risk management programs and reporting the results to the Audit Committee.

Management conducts detailed periodic business reviews of the Company’s business. These reviews include discussions of future risks faced by various departments and functional areas across the organization. Additionally, the Company has established a Disclosure Committee which is comprised of senior management from various functional areas. The Disclosure Committee meets at least quarterly to review all disclosures and forward-looking statements made by Lawson to its security holders and ensure they are accurate and complete and fairly present Lawson’s financial condition and results of operations in all material respects.

The Company has also established and communicated to its employees a Code of Business Conduct and maintains an ethics hotline where employees can confidentially and anonymously express any concerns they may have of any suspected ethics violations either through a dedicated web site or through a toll free number. The Company requires annual ethics training of all employees and independent sales representatives.

Code of Business Conduct

The Company has adopted a Code of Business Conduct (the “Code of Conduct”) applicable to all employees and independent sales representatives. The Code of Conduct is applicable to senior financial executives including the principal executive officer, principal financial officer and principal accounting officer of the Company. The Code of Conduct is available on the Corporate Governance page in the Investor Relations section of the Company’s website at www.lawsonproducts.com. The Company intends to post on its website any amendments to or waivers from the Code of Conduct applicable to senior financial executives. The Company will provide a copy of the Code of Conduct without charge upon written request directed to the Company at c/o Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois, 60018 (until May 15th). All future written requests should be directed to the Corporate Secretary, Lawson Products, Inc., located at Triangle Plaza, 8770 W. Bryn Mawr, Chicago, Illinois, 60631.

Compensation Risk Assessment

The Company has reviewed its compensation programs, including all of its business units, to determine if they encourage individuals to take unreasonable risks; and has determined that any risks arising from these compensation programs are not reasonably likely to have a material adverse effect on the Company.

Board of Directors Self-Assessment

Our Board annually conducts a self-evaluation to assess its adherence to the committee charters and identify opportunities to improve Board performance. The Board also reviewed our committee charters and updates them as necessary to reflect changes in regulatory requirements and evolving oversight practices. The self-evaluation process is designed and overseen by the Nominating and Governance Committee, and the results of the evaluations are reported to the full Board.

Corporate Governance Principles (Guidelines)

In 2011, our Board of Directors adopted Corporate Governance Principles. The Corporate Governance Principles and the charters of the five standing committees of the Board of Directors now describe our governance framework. The Corporate Governance Principles and charters are intended to ensure our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management. Our Corporate Governance Principles also are intended to align the interests of directors and management with those of our stockholders, and comply with or exceed the requirements of the Nasdaq Stock Market and applicable law. They establish the practices our Board follows with respect to:

•	Responsibilities of directors

•	Board size

•	Director independence

•	Attendance at meetings

•	Access to senior management

Copies of these Corporate Governance Principles are available through our Web site at www.lawsonproducts.com.

Stockholder Communications with the Board of Directors

Stockholders may send communications to members of the Board of Directors by either sending a communication to the Board of Directors or a committee thereof and/or a particular member c/o Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018 (until May 15th). All further communications after May 15th should be directed to c/o Corporate Secretary, Lawson Products, Inc., Triangle Plaza, 8770 W. Bryn Mawr, Chicago, Illinois, 60631. Communications intended for non-management directors should be directed to the Chairman of the Nominating and Governance Committee. All such communications will be reviewed promptly and, as appropriate, forwarded to the Board of Directors or the relevant committee or individual member of the Board of Directors or committee based on the subject matter of the communication.

REMUNERATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Introduction

This section of the proxy statement explains how our executive compensation programs are designed and operate in practice with respect to our executives and specifically the following Named Executive Officers (“NEOs”).

Executive Name	Title
Thomas J. Neri	President and Chief Executive Officer
Ronald J. Knutson	Senior Vice President, Chief Financial Officer
Harry A. Dochelli	Executive Vice President, Chief Operating Officer
Neil E. Jenkins	Executive Vice President, Secretary & General Counsel
Stewart A. Howley	Senior Vice President, Strategic Business Development

The Fiscal 2011 Summary Compensation Table on page 31 presents compensation earned by the NEOs in fiscal 2011.

Executive Summary

Overview of 2011 Performance and Compensation

2011 Business Environment and Company Performance

In 2011, we continued to transform the business while rebuilding the Company’s foundation. After considerable discussion and review among the Board of Directors and senior management, it became apparent that we needed to make a number of strategic changes to evolve our business in order to not only remain competitive, but to provide for future growth. While the decisions we made will have long-term benefits for the Company, they had a considerable financial impact in 2011.

We dedicated a significant amount of resources in terms of both capital expenditures and human capital to refocus our portfolio on our core maintenance, repair and operations (“MRO”) business and improve our business operations. We continue to make investments in the business and are confident that these investments will provide us with the foundation for our growth and also improve our customers’ experience with Lawson.

The multimillion dollar investment made to replace the outdated legacy systems and business processes that limited our ability to have the necessary infrastructure to enhance the customer experience not only affected costs, but negatively impacted sales in the second half of the year.

We continue to act prudently and responsibly in terms of managing our day-to-day operations and maintain a strong commitment to investing in our business, including our people. We concluded 2011 with a healthy balance sheet including cash on-hand and no outstanding borrowings. We have made progress toward optimizing our distribution network and transforming our organization to allow our customers to conduct business with us through multiple sales channels.

Executive Compensation in 2011 Relative to Company Performance

Lawson has a long-standing commitment to pay for performance which means an executive’s total compensation should rise or fall based on company and individual performance. This commitment is evidenced by the link between the Company’s performance and the actual realizable compensation payable to its CEO and other NEOs in 2011. By making performance metrics substantial components of the executive’s compensation, we tie our executives’ short- and long-term interests to that of our stockholders.

In 2011, this pay-for-performance link is summarized below:

•

Performance Measures—The financial, corporate and individual performance measures used to determine the level of performance are as follows: Adjusted earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), Return On Invested Capital (“ROIC %”), Gross Profit Dollars, ERP Implementation and Individual Objectives. The actual results are reflected in the table below. Additionally, the threshold, target and maximum performance goals and actual results relative to the executive compensation programs are described in more detail in the sections titled Annual Incentive Plan and Long-Term Incentive Plan.

•

Base Salary—The CEO did not receive a merit increase. The other NEOs received modest merit increases averaging three percent (3%), which was consistent with the base salary increases received by other employees across the Company.

•

Annual Incentive Plan—In order to receive an AIP payout based upon a Company performance measure, a “threshold” result must be achieved. In 2011, threshold performance was not achieved under the financial measures; therefore, there was no payout on the award opportunity aligned with the financial measures. Each AIP participant has one or more individual goals, which may include certain operating goals established by the Company. The payouts associated with these individual goals ranged from 0% to 150%.

•

Long-Term Incentive Plan—The long-term incentive award opportunity was based on a total target opportunity equal to 25% of time-based equity awards to attract and retain talent while 75% of the opportunity is tied to performance-based cash awards to be earned based on results versus pre-defined financial measures at threshold, target and maximum. Based upon 2011 results, the performance-based cash 2011-2013 LTIP is forecasted to result in no payout to the CEO and other NEOs. The actual payout is based upon three-year results versus three-year targets; therefore, the forecast will be updated each year until the end of the performance cycle in 2013.

•

Total Compensation—Consistent with our pay-for-performance philosophy, the total compensation payable to our CEO and other NEOs declined over 37% year over year, as described in the table below. For example, the CEO and other NEOs actual AIP payments in 2011 declined approximately 73% year over year due to the decline in performance.

	PERFORMANCE
	MRO Segment	Lawson Consolidated	Lawson Consolidated
MEASURE	YE2010(4)	YE2010(5)	YE2011(6)	% CHANGE
Adjusted EBITDA(1)	$34,176	$32,470	$5,069	-84.4%
ROIC%(2)(3)	23.3%	20.2%	2.2%	-20.2%
Gross Profit Dollars	$203,428	$194,826	$179,777	-7.7%

	PAY (COMPENSATION)
TOTAL COMPENSATION	YE2010	YE2011	% CHANGE
Total Compensation (as reported in the Summary Compensation Table)	$4,466,131	$2,792,351	-37.5%

1	Adjusted EBITDA is a company performance metric.
2	ROIC% represents Adjusted EBITDA utilized for LTIP divided by stockholder’s equity less cash plus debt.
3	Represents the decrease in ROIC% as a decrease in percentage points.
4	FY 2010 tables and measurements established on MRO business.
5	FY 2010 targets and actual results based on Lawson consolidated results.
6	FY 2011 targets and actual results based on Lawson consolidated results.

2011 Changes in Compensation Programs and Policies

The Board eliminated MRO Working Capital as an AIP financial measure and included Gross Profit Dollars. This action was taken because the Gross Profit Dollars measure reflects the close relationship to sales growth while at the same time balancing the required margin returns to support our expense structure.

The 2011-2013 LTIP award was designed to preserve the performance metrics from the 2010-2012 LTIP award while maintaining its pay-for-performance link and continuing to drive superior financial results; however, the performance metrics for the 2011-2013 LTIP award were modified in two ways from the 2010-2012 LTIP award structure to further align the executives’ compensation with financial performance and stockholder value in the future.

•

First, we eliminated the “annual earning feature” as had been approved for the 2010-2012 LTIP; 100% of the award to be earned in the 2011-2013 LTIP will be determined upon three-year results versus goals.

•	In addition, as a result of the sale of certain businesses, it was determined that overall Company ROIC and gross profit metrics and goals were more appropriate than MRO-only metrics and goals.

Additionally, the Compensation Committee adopted three key policies that became effective in 2011 (see pages 13 and 25 for a further description):

•	Adoption of Corporate Governance Principles (Guidelines);

•	Adoption of a Compensation Recovery Policy (“Clawback Policy”), and

•	Adoption of an Anti-Hedging Policy.

Response to Say-On-Pay Vote

Although the annual advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year such a vote is taken when making compensation decisions for our CEO and other NEOs. At our annual meeting of stockholders held on May 10, 2011, over 86% of the shares present or represented by proxy at the meeting voted for the approval of the compensation of the CEO and other NEOs. The Compensation Committee believes that this shareholder vote strongly endorses the compensation philosophy of the Company. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs. Accordingly, the Compensation Committee did not take any specific actions with respect to its executive compensation programs as a direct result of the 2011 advisory vote on our executive compensation. In addition, the shareholders approved a triennial frequency for submitting our executive compensation program to an advisory stockholder vote in the future.

Compensation Philosophy and Objectives

The Company’s executive compensation programs are designed to reward executives for the development and execution of successful business strategies. In determining the type and amount of compensation for each executive, we use both annual cash compensation, which includes a base salary and an annual incentive award, and a long-term incentive opportunity, which includes both cash and equity components. We believe the mix of these forms of compensation, in the aggregate, balance the reward for each executive’s contributions to our Company. Our compensation programs are designed to encourage and reward the creation of long-term stockholder value.

The Company guides its executive compensation programs with a compensation philosophy expressed in these three principles:

1.	Talent Acquisition & Retention. We believe that having qualified people at every level of our Company is critical to our success. Although we strive to develop executives from within to lead the organization, due to the particular needs of the Company, a significant number of executives have been recruited from outside the Company during the past few years. Our compensation programs are designed to encourage talented executives to join and continue their careers as part of our senior management team.

2.	Accountability for Lawson’s Business Performance. To achieve alignment between the interests of our executives and our stockholders, we use short-term and long-term incentive awards. Our executives’ compensation increases or decreases based on how well they achieve the established performance goals.

3.	Accountability for Individual Performance. We believe teams and individuals should be rewarded when their contributions are exemplary and significantly support Company performance and value creation.

When making compensation decisions, the various elements of compensation are evaluated together, and the level of compensation opportunity provided for one element may impact the level and design of other elements. Lawson attempts to balance its executive officer total compensation program to promote the achievement of both current and long-term performance goals. While each compensation program has specific objectives, in the aggregate, the Company strives to position its executive officer total compensation program in alignment with the competitive practices of the market.

Determination of Competitive Practices

Peer Group for Compensation Benchmarking

In 2011, we engaged Grant Thornton LLP (“Grant Thornton”), an independent compensation consulting firm, to review the then-current core peer group we relied on to make compensation decisions in previous years. Grant Thornton found that several companies in the core peer group had been acquired and were no longer publicly traded, which necessitated modifications to the composition of the core peer group. Consequently, Grant Thornton updated the companies to develop the current core peer group of 15 companies in order to assist the Company and the Board to understand the current competitiveness of the total direct compensation of the NEOs as compared to market practices. The current core peer group consists of a strong representation of companies within Lawson’s industry and/or companies with revenues and market capitalization similar to that of Lawson. The core peer group companies had median revenue of approximately $585 million and a market capitalization of $546 million compared to Lawson’s 2010 revenue of $317 million and market capitalization of $135 million.

In addition to the core peer group of companies, Grant Thornton reevaluated the supplemental peer group and recommended for inclusion a broader general industry representation of 41 companies. The median revenue of $345 million and market capitalization of $262 million of the supplemental peer group is more similar to Lawson in terms of size. Accordingly, the supplemental peer group served as an additional reference point so we could make appropriate compensation decisions based upon comprehensive market reference points. We used the data from the peer groups to benchmark total direct compensation which includes the level of base salaries and the mix, form and size of annual and long-term incentives provided to executives of similar companies to Lawson in terms of industry and size.

The core peer group includes the following companies (see Appendix A on page 41 for the Company’s Supplemental Peer Group).

•	Aceto Corp.
•	Barnes Group Inc.
•	Circor International Inc.
•	Colfax Corp.
•	DXP Enterprises Inc.
•	H&E Equipment Services Inc.
•	Hardinge Inc.
•	Houston Wire & Cable Inc.
•	Interline Brands Inc.
•	Kaman Corp.
•	Kaydon Corp.
•	NN Inc.
•	Park Ohio Holdings Corp.
•	Robbins & Myers Inc.
•	Simpson Manufacturing Inc.

We are committed to obtaining as much information as possible to make informed business judgments regarding the compensation offered to the NEOs and our deep and extensive review of the 56 companies’ total direct compensation is evidence of this commitment. We also continuously track the corporate measures of our strongest competitors, and by doing so, we set performance targets for compensation purposes in comparison to these industry leaders to drive growth and profitability.

Elements of Total Compensation

The following table describes each executive compensation element utilized in fiscal 2011 for our NEOs based on the philosophy and objectives described above as well as each element’s link to our compensation philosophy.

Compensation Element	Philosophy Statement	Talent Acquisition and Retention	Accountability for Business Performance (Align to Stockholder Interests)	Accountability for Individual Performance (Support Company Performance and Value Creation)
Base Salary	We intend to provide base pay competitive to the market of industry peers across other industries where appropriate. Our goal is to strike a balance between attracting and retaining talent, expecting superior results and finding individuals who can focus on transforming our business. Base salary maintains a standard of living, is used to compete in the market for talent and forms the foundation for other reward vehicles.	X
Annual Incentive Plan	The AIP rewards specific annual performance against business measures set by the Board. The amount of the reward is determined by formula and can vary from 0% to 150% of an individual executive’s target incentive.	X	X	X
2011-2013 Long-Term Incentive Plan	The LTIP rewards specific performance against a three-year average of financial measures set by the Board. The performance-based cash award opportunity is determined based upon ROIC% and Gross Profit Dollars and can vary from 0% to 200% of an individual executive’s target incentive. Additionally, the restricted stock award opportunity is time-based and cliff vests at the end of the performance cycle subject to the recipient’s continued employment with the Company.	X	X
Other Compensation and Benefit Programs	Lawson offers employees benefits programs that provide protections for health, welfare and retirement. These programs are standard within the United States and include healthcare, life, disability, dental and vision benefits as well as a 401(k) program or other federally provided programs outside of the U.S. A deferred compensation program is also provided to a select group of our management, including our NEOs, in order to provide for tax advantaged savings beyond the limits of qualified plans. Investment choices are market based.	X

Base Salary

Base salary for our executive officers, including the NEOs, represents the basis for competing in the market for similar positions of industry peers and across industries where appropriate. We are committed to rewarding our NEOs for performance and recognize talented individuals who contribute to the growth of the Company and continue the transformation process. Our current compensation plans and programs reflect this commitment. Our base salary philosophy is intended to keep our fixed costs at an appropriate level while delivering expectations for each role. We provided base salaries to compensate executives for the services rendered during the fiscal year. In setting base salaries for the CEO and other executives, the Compensation Committee considered:

•	Competitive market data;

•	The experience, skills and competencies of the individual;

•	The duties and responsibilities of the respective executive;

•	The ability of the individual to effectively transform our company and culture; and

•	The individual’s ability to achieve superior results.

A merit increase was not provided to the CEO; however, the other NEOs received a modest merit increase averaging three percent (3%) on March 15, 2011, which was consistent with the average merit increase offered to the employees across the Company.

The base salaries for the named executive officers in 2011 were as follows:

Executive Name	2011 Base Salary
Thomas J. Neri	$500,000
Ronald J. Knutson	291,200
Harry A. Dochelli	432,600
Neil E. Jenkins	372,300
Stewart A. Howley	301,522

2012 Base Salary

Base salary increases are reviewed on a yearly basis by the Compensation Committee. There were no base salary increases awarded to the CEO or the other NEOs for 2012.

Annual Incentive Plan

Our success partly depends upon our executive officers being focused on achievement of the critical strategic and tactical objectives that lead to company success in the short term. Therefore, performance goals under our annual incentive compensation programs have been designed to align executive compensation with our annual business objectives. The design of these compensation programs, the selected performance measures, the targets and the timing of awards and payouts are all designed to drive business performance and stockholder return on an annual basis. The financial, corporate and individual performance measures included a balance of Adjusted EBITDA, Gross Profit Dollars, ERP Implementation and Individual Objectives to ensure focus for 2011. The performance goals aligned with the financial and corporate measures, including Adjusted EBITDA, Gross Profit Dollars and ERP Implementation, accounted for 75% of the CEO’s target opportunity and between 60% and 70% of the other NEOs’ award opportunity.

In developing the 2011 AIP, the Compensation Committee increased the emphasis on Adjusted EBITDA, ERP Implementation and Individual Objectives, but eliminated MRO Working Capital, utilized in the 2010 AIP, as a financial measure and replaced it with Gross Profit Dollars. This action was taken because the Gross Profit Dollars measure reflects the close relationship to sales growth while at the same time balancing the required margin returns to support our expense structure, thus demonstrating our commitment to rewarding our CEO and NEOs for growth and fiscal responsibility.

Each year, the Compensation Committee approves short-term performance goals under our AIP to focus our executive officers on business priorities for the upcoming fiscal year. The 2011 AIP target opportunities as a percent of each NEO’s salary were set as follows:

	2011 AIP Target		2011 AIP Goal Weighting
	Amount	Percent of Base Salary	Adjusted EBITDA	Gross Profit Dollars	ERP	Individual Objectives
Thomas J. Neri	$500,000	100%	55%	10%	10%	25%
Harry A. Dochelli	259,560	60	50	10	10	30
Neil E. Jenkins	186,150	50	50	10	0	40
Stewart A. Howley	150,761	50	50	10	0	40
Ronald J. Knutson	145,600	50	50	10	10	30

A further description of the financial, corporate and individual performance measures is provided as follows:

•

Adjusted EBITDA consisted of earnings before interest, taxes, depreciation and amortization plus/minus other adjustments including incentive compensation, the net market loss of the cash surrender value of life insurance and the deferred compensation liability and other non-routine, non-operation adjustments;

•

Gross Profit Dollars consisted of the amount reported on our current statement of operations with no adjustments made for accounting purposes based upon Generally Accepted Accounting Principles (“GAAP”).

•

ERP Implementation for purposes of calculating AIP incentives consisted of the following measures: (1) completion of key milestones on schedule; (2) implementation costs incurred within the pre-determined budget; and (3) minimizing the business impact to the Company’s customers.

At the beginning of each year, AIP award opportunities are established as a percentage of the participant’s annual base salary. The 2011 AIP award opportunities at threshold, target and maximum for the NEOs in 2011 are provided in the table below entitled “Grants of Plan Based Awards in 2011.”

The 2011 financial performance measure targets and actual results were as follows (dollars in thousands):

		Performance Targets
	Actual Results	Threshold	Target	Maximum
Adjusted EBITDA	$5,069	$24,000	$29,600	$40,000
Payout percentage	0.0%	50.0%	100.0%	150.0%

Gross Profit Dollars	$179,777	$196,662	$207,011	$214,928
Payout percentage	0.0%	50.0%	100.0%	150.0%

•	Adjusted EBITDA

•

Target Adjusted EBITDA was established at 105% of budgeted EBITDA plus AIP and LTIP incentives. Actual EBITDA was $0.2 million. This amount was then adjusted for EBITDA from discontinued operations, AIP and LTIP incentives, various factors outside of current management’s control, and other non-recurring, non-operational gains and losses. The aggregate amount of all adjustments was $4.9 million resulting in an Adjusted EBITDA of $5.069 million, which fell short of the pre-determined performance goal.

•	Gross Profit Dollars

•

Gross Profit Dollars was below threshold primarily due to lower sales and margin primarily due to the implementation of the ERP system and also driven by three factors: (1) increased vendor costs that were not passed along to customers as we held pricing constant to facilitate the ERP conversion; (2) an increase in outbound freight and labor costs following the ERP conversion; (3) the Company’s ongoing strategy to pursue larger customers with lower margins.

•	ERP Implementation

•

ERP Implementation is a corporate measure that the Company utilized to measure the productivity and progress throughout 2011 as the Company consolidates into a single computer system. The payout percentage of target was determined to be 50% based upon the completion of key milestones on schedule, 75% based upon implementation costs incurred just under the pre-determined budget and 0% based upon the business impact to the Company’s customers, which aggregated to a net payout of 45%.

•	Individual Objectives

•

The individual objectives were established to reward each NEO for the attainment of certain performance goals as outlined below. The individual objectives payouts were between 0% and 150% of target for the NEOs.

Specific weightings for each NEO’s individual performance goals, percentage achieved and resulting payout percentage is included in the table below.

	Individual Objective Weight	Percentage of Target Achieved	Payout Percentage
Thomas J. Neri
Develop Strategic Growth Plan	40.0%	100.0%	40.0%
Illinois Facility Consolidation	40.0%	100.0%	40.0%
Management Development	20.0%	100.0%	20.0%

Weighted Average individual objective achievement	100.0%		100.0%

Ronald J. Knutson
Develop Comprehensive Investor Relations Plan	33.3%	100.0%	33.3%
Risk Management	33.3%	88.0%	29.4%
Management Development	33.3%	150.0%	50.0%

Weighted Average individual objective achievement	100.0%		112.7%

Harry A. Dochelli
Successful Agent to Employee Conversion	50.0%	125.0%	62.5%
Strategic Growth Initiative – Government Sales	33.3%	150.0%	50.0%
Management Development	16.7%	75.0%	12.5%

Weighted Average individual objective achievement	100.0%		125.0%

Neil E. Jenkins
Successful Agent to Employee Conversion	40.0%	125.0%	50.0%
Illinois Facility Consolidation	40.0%	135.0%	54.0%
Risk Management	20.0%	88.0%	17.6%

Weighted Average individual objective achievement	100.0%		121.6%

Stewart A. Howley
Successful Agent to Employee Conversion	25.0%	125.0%	31.3%
Strategic Asset Project	50.0%	100.0%	50.0%
Strategic Growth Initiative – Geographic Expansion	12.5%	0.0%	0.0%
Strategic Growth Initiative – Government Sales	12.5%	150.0%	18.7%

Weighted Average individual objective achievement	100.0%		100.0%

Components of the target bonuses with percentage of achievement and actual bonus paid for 2011 are outlined below:

	Target AIP Bonus	Percentage of Target Achieved	Actual AIP Bonus Paid	Payout%
Thomas J. Neri
Adjusted EBITDA	$275,000	0%	$0
Gross Profit Dollars	50,000	0%	0
ERP Implementation	50,000	45.0%	22,500
Individual Objectives	125,000	100.0%	125,000

Total	$500,000		$147,500	29.5%

Ronald J. Knutson
Adjusted EBITDA	$72,800	0%	$0
Gross Profit Dollars	14,560	0%	0
ERP Implementation	14,560	45.0%	6,552
Individual Objectives	43,680	112.7%	49,213

Total	$145,600		$55,765	38.3%

Harry A. Dochelli
Adjusted EBITDA	$129,780	0%	$0
Gross Profit Dollars	25,956	0%	0
ERP Implementation	25,956	45.0%	11,680
Individual Objectives	77,868	125.0%	97,335

Total	$259,560		$109,015	42.0%

Neil E. Jenkins
Adjusted EBITDA	$93,075	0%	$0
Gross Profit Dollars	18,615	0%	$0
Individual Objectives	74,460	121.0%	90,090

Total	$186,150		$90,090	48.4%

Stewart A. Howley
Adjusted EBITDA	$75,381	0%	$0
Gross Profit Dollars	15,076	0%	0
Individual Objectives	60,304	100.0%	60,304

Total	$150,761		$60,304	40.0%

Total	$1,242,071		$462,674	37.3%

2012 AIP

For 2012, the Compensation Committee approved certain changes to the AIP performance goals. ERP will no longer be a performance goal under our AIP; therefore, the Company will utilize the following financial and individual performance measures: Adjusted EBITDA; Gross Profit Dollars; and Individual Objectives to align executive compensation with our annual business objectives in 2012. Additionally, the portion of the award opportunity for the CEO and other NEOs financial performance goals were increased to 80% and for individual objectives, decreased to 20%.

Long-Term Incentive Plan

Background—LTIP

In 2011, the Compensation Committee engaged Grant Thornton, an independent compensation consultant to make LTIP recommendations intended to be competitive with market practices, aligned with Lawson’s business goals and supportive of the Company’s strategy for retaining and motivating leadership talent as well as rewarding for superior performance.

Performance-Based LTIP

The Compensation Committee decided to grant a total award opportunity that would be equal to 75% in a performance-based cash LTIP and 25% in time-based restricted stock awards (“RSAs”). In furtherance of the goals related to the 2010-2012 LTIP cycle, the 2011-2013 LTIP award was designed to incentivize financial performance over a longer time period than the AIP. The LTIP opportunity, calculated as a percentage of base salary, was determined to be competitive in the market and aligned with our compensation philosophy and objectives. The following threshold, target and maximum percentages of the target LTIP award will be determined at the end of the three-year performance cycle dependent upon the conditions stated below.

Payout
Threshold	50%
Target	100%
Maximum	200%

The performance-based LTIP award is delivered in cash and may be earned on the basis of average three-year financial results of the business determined by the performance goals set at the beginning of the three-year performance cycle. Financial results less than the threshold amount for the LTIP award results in no payout to the NEOs. The performance metrics are as follows:

•	ROIC%

•	Weighting: 70%

•

Rationale: We have utilized ROIC% as a performance metric because this measure is a good indicator of whether or not a company is improving cash flows and thus increasing the enterprise value of the Company. High/low (relative) ROIC% levels are general indicators of strong/weak company performance and strong/weak capital management.

•	Gross Profit Dollars

•	Weighting: 30%

•

Rationale: We have utilized gross profit dollars as a performance metric because it has a close relationship to sales growth while at the same time balancing the required margin returns to support our expense structure.

Time-Based RSAs

The Compensation Committee also decided to grant a separate award outside of the 2011-2013 LTIP for retention purposes. The time-based RSAs will cliff vest on December 31, 2013 subject to the recipient’s continued employment with the Company.

2010-2012 LTIP Status

The 2010-2012 LTIP award is designed to be delivered 50% in cash and 50% in stock at the end of the performance cycle in 2012. Each year, performance versus goals is measured and a partial award may be earned; however, the annual award is unvested until the end of the performance cycle. Upon the conclusion of the three-year performance cycle, the average of the actual results will be calculated and the total payout, including amounts as may have been earned each year, will be determined. The status of the 2010-2012 is provided in the table below based upon MRO results only.

Dollars in millions	Three-Year Performance Period 2010-2012
	Measure		Threshold	Target	Maximum	Actual Results
2010	ROIC	%	6.0%	8.0%	10.0%	23.3%
	Gross Profit	$	$195.0	$206.0	$216.0	$203.4

2011	ROIC	%	10.0%	13.0%	16.0%	1.2%
	Gross Profit	$	$206.0	$217.0	$228.0	$189.8

2012	ROIC	%	16.0%	23.0%	30.0%	N/A
	Gross Profit	$	$224.0	$236.0	$250.0	N/A

Three Year Average	ROIC	%	11.0%	15.0%	19.0%	N/A
	Gross Profit	$	$208.0	$220.0	$231.0	N/A

2012-2014 Performance Cycle

The LTIP design process is intended to have the Compensation Committee evaluate and consider the specific plan components each year. After review and consultation with the compensation consultant, the Compensation Committee continued to focus on the pay for performance and retention elements of the 2011-2013 LTIP with the 2012-2014 performance cycle in order to optimize our goals to drive stockholder value creation, while simultaneously motivating, attracting and retaining leadership.

In 2012, long-term incentive awards (2012-2014 performance cycle) were granted to the NEOs based on a total target opportunity equal to seventy-five percent (75%) in performance-based cash awards and twenty-five percent (25%) in RSAs. We plan to grant a value of each award and the total 2012-2014 long-term incentive opportunity to each NEO as follows:

Executive	2012-2014 Performance-Based Target Award	2012 RSA Grant Date Fair Value	Total 2012 Opportunity
Thomas J. Neri	$375,000	$125,000	$500,000
Harry A. Dochelli	259,560	86,520	346,080
Neil E. Jenkins	167,535	55,845	223,380
Ronald J. Knutson	131,040	43,680	174,720
Stewart A. Howley	67,842	22,614	90,457

Consistent with the mechanics of the 2011-2013 LTIP award, each NEO will receive threshold and maximum LTIP award opportunities equal to 50% and 200% of the cash-based LTIP target. In determining the actual award earned under the cash-based 2012-2014 LTIP, actual results vs. ROIC% and Gross Profit Dollars performance goals will continue to be weighted at 70% and 30%, respectively. The balance of the total 2012 target long-term incentive award opportunity will be delivered in time-vested RSAs which will cliff vest on December 31, 2012 subject to the recipient’s continued employment with the Company.

Benefits

The NEOs are eligible for both “standard” and “non-qualified” benefits. Standard benefits are generally available to all Lawson employees and in some cases are subject to favorable tax treatment. Our standard benefit plans cover such items as health insurance, life insurance, vacation, profit sharing, and 401(k) retirement savings. NEOs and employees are required to contribute to offset a portion of the cost of certain plans. In contrast to our standard benefits plans, non-qualified plans are not generally available to all employees and are not subject to favorable tax treatment under the Code.

The only non-qualified benefit available exclusively to selected executives is the opportunity to defer compensation in a deferred compensation plan. The deferred compensation plan allows participants to defer the receipt of earnings until a later year, and therefore, defer payment of income taxes into retirement years when income and tax levels are generally lower. A feature of the deferred compensation plan allows participants to select a set of mutual funds, which are then tracked for growth. The Company purchases life insurance policies which have been deposited into a rabbi trust to offset the Company’s deferred compensation liability. We believe the deferred compensation program provides executives a valuable benefit at a relatively small cost to the Company. Executives in the plan are unsecured creditors and are at risk of losing part or all of their deferrals in the event of a Company bankruptcy.

The Company has broad-based, qualified, profit-sharing and 401(k) plans available to the NEOs, along with other employees, to facilitate retirement savings. For 2011, the Company made a profit sharing contribution of 5.0% of the executive’s base salary up to the IRS annual compensation limit of $245,000. The Company contributed 5.0% on any amounts of the executive’s base salary in excess of the $245,000 limit into the deferred compensation plan.

Perquisites

Our Company operates in a spirit of thrift and directs its resources at building shareholder value. We believe that perquisites are generally not a good investment. We do not offer perquisites for our executives, such as country club memberships, executive life insurance or car allowances. Nor do we provide executives with the use of a company aircraft, the services of an executive dining room or vehicles. We do offer annual physicals to key members of the management team and in 2011 we provided financial advisory services to our CEO.

Separation, Change-in-Control, Compensation Recovery and Anti-Hedging

Employment and Change-in-Control Contracts

Certain executive officers have employment contracts with the Company. Employment and change-in-control contracts help attract executives to work for the Company by protecting them from certain risks, such as business reorganization with position elimination, or position elimination in the event of a change in control or sale of the Company. The executives or their heirs may also be protected in case of disability or death.

Clawback Policy

In 2011, the Board of Directors approved a policy for recoupment of incentive compensation (the “Clawback Policy”). The Board of Directors adopted the Clawback Policy in order to protect the Company in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws.

If such an event occurs, the Company will recover from any current or former executive officer of the Company who received incentive-based compensation (including stock options awarded as compensation) based on the erroneous data during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement in excess of what would have been paid to the executive officer under the accounting restatement, as determined by the Compensation Committee, in accordance with Section 10D of the Securities Exchange Act of 1934 as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any applicable guidance or rules issued or promulgated thereunder.

Anti-Hedging Policy

In 2011, the Board of Directors approved an Anti-Hedging Policy. Under the Anti-Hedging Policy, the Company prohibits any executive officer of the Company or member of the Company’s Board of Directors (or any designee of such executive officer or director) from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company common stock (a) granted to the executive officer or director by the Company as part of the compensation of the executive officer or director; or (b) held, directly or indirectly, by the executive officer or director.

Role of Executives in Setting Compensation

The Company’s CEO makes recommendations on compensation to the Compensation Committee for all executive officers except himself. Executive officers will generally make compensation recommendations to the CEO regarding employees who report to them. Executives are not involved in decisions regarding their own compensation. The Compensation Committee has overall responsibility for the compensation programs for the CEO and other NEOs as described above under the caption “The Compensation Committee”.

Compensation Committee Interlocks and Insider Participation

In 2011, no executive officer of the Company served on the Board of Directors or Compensation Committee of any other company with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2011, and no member of the Compensation Committee was formerly an officer of the Company.

Role of the Independent Compensation Consultant

In 2011, the Compensation Committee engaged Grant Thornton LLP to perform benchmarking analysis and make recommendations on performance metrics and potential incentive opportunity levels for its executives as well as conduct a benchmarking analysis for director compensation relative to market. Grant Thornton was also asked to make recommendations related to the 2011-2013 LTIP award, including plan design, performance metrics and goals, and related incentive opportunities and estimated plan costs. Grant Thornton is independent and all work performed by Grant Thornton is subject to review and approval of the Compensation Committee.

Tax & Accounting Considerations

Section 409A

Section 409A Code relates to the tax treatment of earnings when certain payments the Company is obligated to make to an executive are deferred to a future tax year. The Company has reviewed its executive employment contracts and other compensation agreements and believes they are either exempt from or in compliance with Section 409A, though we cannot guarantee any particular tax treatment under our executive compensation programs.

Policy with Respect to Section 162(m)

Section 162(m) of the Code limits the Company’s ability to deduct compensation paid in any given year to a NEO in excess of $1.0 million. Performance-based compensation may be structured to be exempt from this restriction. After stockholder approval on May 10, 2011, we may grant awards, including annual incentive awards, under our 2009 Equity and Incentive Compensation Plan that are intended to meet the performance-based compensation exception under Section 162(m). However, we reserve the right to design compensation plans that recognize a full range of performance and other criteria important to our success regardless of the federal tax deductibility of compensation paid under those plans.

Stock–Based Compensation

The fair value of stock-based compensation, which includes equity incentives such as stock options, RSAs, and stock appreciation rights, is measured in accordance with Generally Accepted Accounting Principles and is expensed over the applicable vesting period.

Sections 280G and 4999

Sections 280G and 4999 of the Code relate to a 20% excise tax that may be levied on a payment made to an executive as a result of a change-in-control (“CIC”) if the payment exceeds three times the executive’s base earnings (as defined by the Code Section 280G). The Company seeks to minimize the tax consequences that might arise under a potential CIC of Lawson by limiting the amount of compensation that may be paid to an executive in such a circumstance. In the event the excise tax is triggered, the existing CIC agreements provide that the Company will reduce the CIC payment by the amount necessary so that the payment will not be subject to the excise tax, if this would result in the most beneficial outcome for the executive, net of all federal state and excise taxes. Should the Company not reduce the payment as noted, the existing agreements do not provide for any gross-up payment related to potential Code section 280G excise taxes, which are the sole responsibility of the executive.

Report of the Compensation Committee

The Compensation Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended December 31, 2011. Based on such review and discussion, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully Submitted by the Compensation Committee:

Lee S. Hillman (Chairman)

Andrew B. Albert

I. Steven Edelson

Robert G. Rettig

COMPENSATION AGREEMENTS

Key terms of compensation agreements currently in effect between the Company and its executive officers are summarized below.

Mr. Thomas J. Neri

Mr. Neri is employed under an amended and restated employment agreement as of February 12, 2009. The agreement provides for a term of employment of three years that automatically renews from year to year, unless either he or the Company provides six months’ written notice of non-renewal prior to the expiration of the initial or extended term. The agreement provides him with an initial annual base salary of $500,000. The annual base salary may be increased or decreased at any time, except that his base salary may not be decreased to less than $450,000. During 2011, Mr. Neri’s salary was $500,000.

The agreement provides that he will be eligible for performance-based annual incentive bonuses, he is eligible to participate in the Company’s LTIP and he is eligible for various equity-based compensation awards, including stock options, RSAs and stock award grants.

If the Company terminates Mr. Neri without cause, or he terminates his employment for good reason, Mr. Neri will receive his then current base salary for two years or the remainder of his term of employment, whichever is greater; a pro rata bonus based on the most recent annual bonus; and coverage under the Company’s health benefit plans for an additional two years following termination.

If within 12 months following a CIC, the Company terminates Mr. Neri’s employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the most recent annual bonus. In addition, all previously unvested equity-based compensation awards granted to him will immediately vest and become fully exercisable as of the date of termination for a period of 90 days, and Mr. Neri and his family will be covered under the Company’s health benefit plans for two years following termination.

In the event Mr. Neri dies while employed by the Company, his designated beneficiaries will receive an amount equal to two times Mr. Neri’s then current annual base salary, a pro rata annual bonus payment and they will be entitled to coverage under the Company’s health benefit plans for an additional two years.

If Mr. Neri becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for twelve months and at a rate equal to 60% of his then current salary for twenty-four months thereafter. Coverage under the Company’s health benefit plan will be continued for five and one-half years.

If the Company terminates his employment by providing notice that it will not renew the employment agreement on or after the second anniversary of the agreement’s effective date, the Company will pay him his base salary for one year after termination and he will be entitled to coverage under the Company’s health benefit plans for an additional year.

Mr. Neri has agreed not to compete with the Company during the period of employment and for a period of two years thereafter.

Mr. Ronald J. Knutson

Mr. Knutson became employed under an October 12, 2009 agreement. During 2011, Mr. Knutson’s annual salary was set at $291,200. The agreement provides that he is eligible for performance-based annual incentive bonuses with a target bonus for 2011 of 50% of his base salary. He is eligible to participate in the LTIP and to receive various equity-based compensation awards, including stock options, RSAs and stock award grants. In the event that Mr. Knutson is terminated without cause, the Company will continue to pay his base salary and certain benefits for a period of one year plus two months for every year of service up to a maximum of 18 months.

On January 29, 2010, Mr. Knutson and the Company entered into a change-in-control agreement such that, if within six months following a change in control, the Company terminates Mr. Knutson’s employment without cause or Mr. Knutson terminates his employment for good reason, he will be entitled to a lump sum payment equal to one and one-half times his then current annual base salary and one times his most recent annual bonus or, if he was not a participant in the prior year’s AIP, an amount equal to his current AIP target bonus. In addition, all previously unvested equity-based compensation awards will immediately vest and become fully exercisable as of the date of termination for a period of 90 days, and Mr. Knutson and his family will be covered under the Company’s health benefit plans for two years following termination. Mr. Knutson has agreed not to compete with the Company during his period of employment and for a period of eighteen months thereafter.

Mr. Harry A. Dochelli

Mr. Dochelli is employed under an agreement as of April 7, 2008. During 2011, Mr. Dochelli’s salary was $432,600. The agreement provides that he is eligible for performance-based annual incentive bonuses at a target of 60% of his annual base salary; he is eligible to participate in the LTIP and to receive various equity-based compensation awards, including stock options, RSAs and stock award grants. He was also eligible, based on the terms of his original offer letter, for a one-time $100,000 performance bonus after two years of employment. In the event Mr. Dochelli is terminated without cause, the Company will continue to pay his base salary and certain benefits for a period of one year plus two months for every year of service for a maximum of eighteen (18) months.

On February 12, 2009, Mr. Dochelli entered into a CIC agreement. If within one year following a change in control, the Company terminates Mr. Dochelli’s employment without cause or Mr. Dochelli terminates his employment for good reason, he will be entitled to a lump sum payment equal to one and one-half times his then current annual base salary and one times his most recent annual bonus. In addition, all previously unvested equity-based compensation awards will immediately vest and become fully exercisable as of the date of termination for a period of 90 days, and Mr. Dochelli and his family will be covered under the Company’s health benefit plans for eighteen (18) months following termination. Mr. Dochelli has agreed not to compete with the Company during his period of employment and for a period of eighteen months thereafter.

Mr. Neil E. Jenkins

Mr. Jenkins is employed under an amended and restated employment agreement as of February 12, 2009. The agreement provides for a term of employment of three years that automatically renews from year to year, unless either he or the Company provides six months’ written notice of non-renewal prior to the expiration of the initial or extended term. The agreement provides that he would receive an initial annual base salary of $365,000. The annual base salary may be increased or decreased at any time, except that his base salary may not be decreased to less than $325,000. During 2011, Mr. Jenkins’ salary was $372,300.

The agreement provides that he will be eligible for performance-based annual incentive bonuses, he is eligible to participate in the LTIP and he is eligible to receive various equity-based compensation awards including stock options, RSAs and stock award grants.

If the Company terminates Mr. Jenkins without cause, or he terminates his employment for good reason, Mr. Jenkins will receive his then current base salary for two years or the remainder of his term of employment, whichever is greater; a pro rata bonus based on the most recent annual bonus; and coverage under the Company’s health benefit plans for an additional two years following termination.

If within 12 months following a CIC, the Company terminates Mr. Jenkins’ employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the most recent annual bonus. In addition, all previously unvested equity-based compensation awards granted to him will immediately vest and become fully exercisable as of the date of termination for a period of 90 days, and Mr. Jenkins and his family will be covered under the Company’s health benefit plans for two years following termination.

In the event that Mr. Jenkins dies while employed by the Company, his designated beneficiaries will receive an amount equal to two times Mr. Jenkins’ then current annual base salary and they will be entitled to coverage under the Company’s health benefit plans for an additional two years.

If Mr. Jenkins becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for six months and at a rate equal to 60% of his then current salary for thirty months thereafter. Coverage under the Company’s health benefit plan will be continued for five and one-half years.

If the Company terminates his employment by providing notice that it will not renew the employment agreement on or after the second anniversary of the agreement’s effective date, the Company will pay him his base salary for one year after termination and he will be entitled to coverage under the Company’s health benefit plans for an additional year.

Mr. Jenkins has agreed not to compete with the Company during the period of employment and for a period of two years thereafter.

Mr. Stewart A. Howley

Mr. Howley is employed under a contract effective December 5, 2005. During 2011, Mr. Howley’s salary was $301,522. The contract provides for salary increases from time to time and eligibility for performance based annual incentive bonus. The Company or Mr. Howley may cancel the contract at any time, upon written notice. In the event that Mr. Howley is terminated without cause or if Mr. Howley terminates his employment for good reason, the Company will continue to pay his base salary and certain benefits for a period of one year, plus two months’ salary for every additional year of service up to a maximum of 12 additional month’s salary. During the salary continuation period, Mr. Howley is obligated to provide certain limited consulting services to the Company.

In the event that Mr. Howley dies while employed by the Company, Mr. Howley’s estate will receive an amount equal to two times his then current annual base salary.

If Mr. Howley becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for six months, at a rate equal to 60% of his then current salary for thirty months thereafter. Coverage under the Company’s health benefit plan will be continued for five and one-half years.

On February 12, 2009, Mr. Howley entered into a CIC agreement. If within one year following a change in control, the Company terminates Mr. Howley’s employment without cause or Mr. Howley terminates his employment for good reason, in lieu of all other severance benefits he will be entitled to a lump sum payment equal to one and one-half times his then current annual base salary and one times his most recent annual bonus. In addition, all previously unvested options and rights will immediately vest and become fully exercisable as of the date of termination for a period of 90 days, and Mr. Howley and his family will be covered under the Company’s health benefit plans for 12 months following termination. Mr. Howley has agreed not to compete with the Company during his period of employment and for a period of eighteen months thereafter.

2011 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for the last three fiscal years awarded to or earned by individuals who served as the Company’s CEO, Chief Financial Officer and each of the Company’s three other most highly compensated executive officers. The following table includes all amounts awarded to the CEO and other NEOS related to the LTIPs and RSAs granted by the Compensation Committee throughout the current and previous performance cycles.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)(10)	All Other Compensation ($)(6)	Total
Thomas J. Neri	2011	500,000	—	125,000	—	147,500	27,400	799,900
President and	2010	500,000	—	250,000	—	711,605	29,800	1,491,405
Chief Executive Officer	2009	500,000	—	150,025	148,413	568,088	27,200	1,393,726
Ronald J. Knutson (7)(8)	2011	291,200	—	43,680	—	55,765	14,943	405,588
Senior Vice President,	2010	280,000	—	105,060	17,316	200,999	15,900	619,275
Chief Financial Officer	2009	35,000	50,000	—	—	—	—	85,000
Harry A. Dochelli (9)	2011	432,600	—	86,520	—	109,015	21,499	649,634
Executive Vice President,	2010	415,000	100,000	168,000	—	325,569	23,825	1,032,394
Chief Operating Officer	2009	400,000	—	111,195	111,107	277,032	20,000	919,334
Neil E. Jenkins	2011	372,300	—	55,845	—	90,090	19,039	537,274
Executive Vice President,	2010	365,000	—	109,500	—	257,454	20,075	752,029
General Counsel	2009	365,000	—	63,540	63,258	186,662	18,750	697,210
Stewart A. Howley Senior Vice President,	2011	301,522	—	22,614	—	60,304	15,515	399,955
Strategic Business	2010	295,610	—	44,342	—	214,317	16,759	571,028
Development	2009	295,610	—	30,005	29,196	127,527	14,781	497,119

(1)	The amounts listed in this column represent the base salary paid to the NEO in 2011, 2010 and 2009.
(2)	Mr. Knutson received a $50,000 sign-on bonus in 2009 and Mr. Dochelli received a $100,000 performance bonus in 2010.
(3)	The amounts in this column for fiscal year 2011 represent the aggregate grant date fair value of the stock-based portion of the 2011-2013.,
(4)	The amounts in this column represent the aggregate grant date fair value of the Stock Performance Rights “SPRs” awarded using the Black-Scholes option valuation model. These amounts reflect fair value of these awards at the date of grant and may not correspond to the actual value that will be recognized by the NEO.
(5)	Amounts represent AIP bonuses earned (rather than paid) in the respective year. The AIP bonuses awarded in 2011 were paid out in 2012.
(6)	See All Other Compensation below for details regarding the amounts in this column for 2010.
(7)	Mr. Knutson joined the Company in November 2009.
(8)	Mr. Knutson received a RSA and a stock performance award in 2011.
(9)	Mr. Dochelli received a performance bonus in 2010.
(10)	The cash-settled portion of the 2011-2013 LTIP award will be included in Non-Equity Incentive Plan Compensation column when the amounts are earned. The maximum award that can be earned in year three if maximum three-year average goals are met is $750,000; $262,080; $519,120; $335,070; and $135,685 for Mr. Neri, Mr. Knutson, Mr. Dochelli, Mr. Jenkins and Mr. Howley, respectively.

ALL OTHER COMPENSATION IN 2011

Name	Profit Sharing Contribution ($)(1)	Deferred Compensation Plan Contributions ($)(2)	Financial Counseling Payments ($)	Annual Physical ($)	Total All Other Compensation ($)
Thomas J. Neri	12,250	12,750	2,400	—	27,400
Ronald J. Knutson	12,250	2,193	—	500	14,943
Harry A. Dochelli	12,250	9,249	—	—	21,499
Neil E. Jenkins	12,250	6,289	—	500	19,039
Stewart A. Howley	12,250	2,765	—	500	15,515

(1)	The Company made a profit sharing contribution of 5.0% of base salary up to the 2011 IRS annual compensation limit of $245,000.
(2)	For executives with base salaries above the IRS annual compensation limit, the Company contributed 5.0% on the “excess” above the IRS annual compensation limit into the Executive Deferred Compensation Plan. Please see the Non-Qualified Deferred Compensation Table.

GRANTS OF PLAN-BASED AWARDS IN 2011

		Estimated Future Non-Equity Payouts Under Incentive Plan Awards			Time-Based Stock Awards
Name	Effective Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock Other (#)	Grant Date Fair Value of Stock ($) (3)
Thomas J. Neri
2011 AIP (1)	03/15/2011	250,000	500,000	750,000	—	—
2011-2013 LTIP (2)	03/15/2011	187,500	375,000	750,000	6,624	125,000

Ronald J. Knutson
2011 AIP (1)	03/15/2011	72,800	145,600	218,400	—	—
2010-2012 LTIP (2)	03/15/2011	65,520	131,040	262,080	2,315	43,680

Harry A. Dochelli
2011 AIP (1)	03/15/2011	129,780	259,560	389,340	—	—
2010-2012 LTIP (2)	03/15/2011	129,780	259,560	519,120	4,585	86,520

Neil E. Jenkins
2011 AIP (1)	03/15/2011	93,075	186,150	279,225	—	—
2010-2012 LTIP (2)	03/15/2011	83,768	167,535	335,070	2,959	55,845

Stewart A. Howley
2011 AIP (1)	03/15/2011	75,381	150,761	226,142	—	—
2010-2012 LTIP (2)	03/15/2011	33,921	67,842	135,685	1,198	22,614

(1)	Reflects potential awards under the 2011 AIP. These awards were paid in March 2012
(2)	Amounts represent the threshold, target and maximum amount that could be earned under our cash-based portion of the LTIP. The amount will be awarded and vest at the end of the three-year performance cycle depending upon performance.
(3)	Represents the grant date fair value of the RSAs granted under the equity-based portion of the LTIP award.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

SPR Awards (Stock Performance Rights) (1)						Stock Awards
	Number of Securities Underlying Unexercised Options/SPRs		SPR Exercise Price		SPR Expiration Date	Number of shares or units of stock that have not vested (9)	Market value of shares or units of stock that have not vested (6)(10)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (11)	Equity Incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(12)
Named Executive Officer	Exercisable	Unexercisable
Thomas J. Neri	5,000	—	33.15		12/08/2013	—	—
	12,200	6,100	17.65	(2)	12/22/2016	—	—
	—	—	—	(7)	—	2,833	$43,713
	—	—	—		—	5,395	83,250	5,395	$83,250
				(8)		6,624	$102,208
Ronald J. Knutson	867	1,733	14.04	(5)	05/10/2017	—	—
	—	—	—		—
	—	—	—	(7)	—	1,000	$15,430
						1,813	$27,972	1,813	$27,972
				(8)		2,315	$35,720
Harry A. Dochelli	25,000	—	27.61	(3)	04/07/2018	—	—
	9,134	4,566	17.65	(2)	12/22/2016	—	—
	—	—	—	(7)	—	2,100	$32,403
	—	—	—		—	3,626	55,944	3,626	$55,944
				(8)		4,585	$70,747
Neil E. Jenkins	7,200	—	26.85		08/12/2013	—	—
	10,000	—	25.43	(4)	03/17/2018	—	—
	5,200	2,600	17.65	(2)	12/22/2016	—	—
	—	—	—	(7)	—	1,200	$18,516
	—	—	—		—	2,363	$36,464	2,363	$36,464
				(8)		2,959	$45,657
Stewart A. Howley	10,000	—	25.43	(4)	03/17/2018	—	—
	2,400	1,200	17.65	(2)	12/22/2016	—	—
	—	—	—	(7)	—	566	$8,733
	—	—	—		—	957	$14,766	957	$14,766
				(8)		1,198	18,485

(1)	The data in this chart represents grants of SPRs, which have similar characteristics as options as they are tied to performance of the Company’s stock price, but are settled in cash upon exercise.
(2)	Will fully vest on December 22, 2012.
(3)	Fully vested on April 7, 2011.
(4)	Fully vested on March 17, 2011.
(5)	Will fully vest on May 10, 2013.
(6)	Valued at closing stock price at December 31, 2011 of $15.43.
(7)	Represents RSAs granted on 12/22/2009 and RSAs granted to Mr. Knutson on May 10, 2010. Both awards ratably vest over a three-year period.
(8)	Represents the RSAs granted on 3/15/2011, which cliff vest on 12/31/2013 subject to the recipient’s continued employment with the Company.
(9)	Represents a hypothetical number based upon the earned and unvested amounts from the 2010-2012 LTIP award based upon actual performance in 2010 to be paid in stock at target valued at closing stock price at December 31, 2011.
(10)	Represents the value of the amount earned and not vested and the amount not vested in 2012 from the 2010-2012 LTIP award.
(11)	Represents a hypothetical number based upon the unearned and unvested amounts from the 2010-2012 LTIP award based upon projected performance in 2012 to be paid in stock at target valued at closing stock price at December 31, 2011.
(12)	Projected value of the amounts unearned and unvested from the 2010-2012 LTIP award based upon projected performance in 2012.

OPTION/SPR EXERCISES AND STOCK VESTED IN 2011

There were no exercises of SPRs for any of the NEOs during the year ended December 31, 2011. The following table represents the number of shares acquired upon vesting in 2011 based upon the initial grant of RSAs on December 22, 2009 and the related value.

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Thomas J. Neri	2,833	43,713
Ronald J. Knutson	500	7,715
Harry A. Dochelli	2,100	32,403
Neil E. Jenkins	1,200	18,516
Stewart A. Howley	566	8,733

(1)	Represents the aggregate dollar value realized upon vesting of the restricted stock awards.

NONQUALIFIED DEFERRED COMPENSATION

With respect to the Company’s 2004 Executive Deferral Plan, certain executives, including NEOs, may defer portions of their base salary, bonus, LTIP awards, and the “excess” contribution to the profit-sharing plan. Deferral elections are made by eligible executives by the end of the year preceding the plan year for which the election is made. An executive may defer a minimum of $2,000 aggregate of base salary, bonus and/or LTIP award. The maximum deferral amount for each plan year is 80% of base salary, 100% of bonus and 100% of LTIP amounts.

The investment options available to an executive include some funds generally similar to or as available through the Company’s qualified retirement plan. The Company does not provide for any above market return for participants in the 2004 Executive Deferral Plan.

Distributions from the Plan

An executive may elect to receive distributions under three scenarios, receiving benefits in either a lump sum or in annual installments up to five years in the event of termination and up to fifteen years in the event of death or disability. Upon demonstrating an unforeseeable financial emergency and receipt of approval from the Compensation Committee, an executive may interrupt deferral or be allowed to access funds in his deferred compensation account. In the event of a change in control of the Company, an independent third party administrator would be appointed to oversee the plan.

NONQUALIFIED DEFERRED COMPENSATION IN 2011

	Executive contributions in last FY ($)	Registrant contributions in last FY ($)(1)	Aggregate earnings in last FY ($)	Aggregate balance at last FYE ($)(2)
Thomas J. Neri	589,066	12,750	68,363	2,768,296
Ronald J. Knutson	40,200	2,193	(3,440)	40,878
Harry A. Dochelli	59,646	9,249	(10,708)	219,679
Neil E. Jenkins	365,346	6,289	21,775	1,826,587
Stewart A. Howley	—	2,765	186	29,055

(1)	Each of these amounts was also reported in column All Other Compensation in the 2011 Summary Compensation Table above.
(2)	Amounts reported at the beginning of the fiscal year were $2,098,117, $1,925, $161,492, $1,433,177 and $26,104 for Mr. Neri, Mr. Knutson, Mr. Dochelli, Mr. Jenkins and Mr. Howley, respectively.

SUMMARY TABLE OF POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table outlines potential payments to our NEOs under existing contracts, agreements, plans or arrangements for various scenarios under termination or a CIC, assuming a December 31, 2011 termination date and the closing price of our common stock of $15.43 on that date. The termination benefits are further described in the foregoing Compensation Agreements section. Payments may be reduced if it would result in the imposition of an excise tax under Code Section 280G and the reduction would result in the executive officer receiving a greater amount net of tax payment. The actual amounts payable can only be calculated at the time of the event. This table only reflects amounts with respect to contracts and agreements that are beyond those benefits generally available to all salaried employees. In addition, upon termination, payments due to executives include distribution of any balance in the deferred compensation plan, any accrued and unpaid vacation and all other benefits that have been accrued but not yet paid.

In order for the CEO and other NEOs to receive the acceleration of benefits listed below, termination of employment is required within a designated time period after the occurrence of a CIC. This approach is commonly referred to as a “double trigger” acceleration upon a CIC.

	CIC (1)	Termination without Cause by Lawson	Voluntary Termination for Good Reason by Executive	Death	Disability
Thomas J. Neri (2)(3)
Base Salary	$1,000,000	$1,000,000	$1,000,000	$1,000,000	$1,100,000
Annual Incentive Plan	1,423,210	711,605	711,605	—	—
Stock Performance Rights(4)	—	—	—	—	—
Restricted Stock Awards (4)	43,713	—	—	—	—
2010-2012 LTIP	500,000	—	—	—	—
2011-2013 LTIP	500,000	—	—	—	—
Medical Benefits	28,479	28,479	28,479	28,479	78,318
Cutback Deduction	—	—	—	—	—

Total	$3,495,402	$1,740,084	$1,740,084	$1,028,479	$1,178,318

Ronald J. Knutson (2)(5)
Base Salary	$436,800	$388,267	$—	$—	$—
Annual Incentive Plan	200,999	—	—	—	—
Stock Performance Rights(4)	3,614	—	—	—	—
Restricted Stock Awards (4)	15,430	—	—	—	—
2010-2012 LTIP	168,000	—	—	—	—
2011-2013 LTIP	174,720	—	—	—	—
Medical Benefits	28,479	18,986	—	—	—
Cutback Deduction	(150,331)	—	—	—	—

Total	$877,712	$407,253	$—	$—	$—

Harry A. Dochelli (2)(5)
Base Salary	$648,900	$642,600	—	—	—
Annual Incentive Plan	325,569	—	—	—	—
Stock Performance Rights(4)	—	—	—	—	—
Restricted Stock Awards (4)	32,403	—	—	—	—
2010-2012 LTIP	336,000	—	—	—	—
2011-2013 LTIP	346,080	—	—	—	—
Medical Benefits	21,359	21,359	—	—	—

Cut back deduction due to 280(g) (5)	(40,577)	—	—	—	—

Total	$1,669,734	$663,959	$—	$—	$—

	CIC (1)	Termination without Cause by Lawson	Voluntary Termination for Good Reason by Executive	Death	Disability
Neil E. Jenkins (2)(3)(5)
Base Salary	$744,600	$744,600	$744,600	$744,600	$744,600
Annual Incentive Plan	514,908	257,454	257,454	—	—
Stock Performance Rights	—	—	—	—	—
Restricted Stock Awards (4)	18,516	—	—	—	—
2010—2012 LTIP	219,000	—	—	—	—
2011—2013 LTIP	223,380	—	—	—	—
Medical Benefits	28,479	28,479	28,479	28,479	78,318
Cut back deduction due to 280(g)(5)	(395,400)	—	—	—	—

Total	$1,353,483	$1,030,533	$1,030,533	$773,079	$822,918

Stewart A. Howley (2)(5)
Base Salary	$452,283	$552,790	$552,790	$603,044	$603,044
Annual Incentive Plan	214,317	—	—	—	—
Stock Performance Rights	—	—	—	—	—
Restricted Stock Awards (4)	8,733	—	—	—	—
2010—2012 LTIP	88,683	—	—	—	—
2011—2013 LTIP	90,457	—	—	—	—
Medical Benefits	21,359	26,106	26,106	—	—

Total	$875,832	$578,896	$578,896	$603,044	$603,044

(1)	The value of the exercise of SPRs and the stock awards is calculated using fiscal year end 12/31/2011 stock price of $15.43.
(2)	Termination payment does not include the payouts of deferred compensation of $2,768,296, $40,878, $219,679, $1,826,587 and $29,055 due to Mr. Neri, Mr. Knutson, Mr. Dochelli, Mr. Jenkins and Mr. Howley, respectively, discussed above under the caption “Nonqualified Deferred Compensation”.
(3)	Additional severance amounts are triggered for non-renewal of employment contract at the two year anniversary of the “effective date” of Mr. Neri’s and Mr. Jenkins’ employment contracts which was February 12, 2011.
(4)	Accelerated vesting of the unvested shares of restricted stock is valued at the closing price of our Common Stock on December 31, 2011 of $15.43.
(5)	The CIC payment amount would have triggered a 20% excise tax. The cutback deduction reduces the change-in-control payment by the amount necessary so that the payment would result in the most beneficial outcome for the executive, net of all federal state and excise taxes. See further discussion under the caption “Tax and Accounting Considerations”.

DIRECTOR COMPENSATION IN 2011

Director Compensation

In 2011, Lawson’s non-employee directors received an annual cash retainer of $75,000 for participating in the Board and Board committee meetings. The directors also received a regular cycle annual restricted stock grant with a grant date fair value of $60,000 that cliff-vests upon the one-year anniversary of the date of grant.

The Chairman of the Board received an additional $25,000 for his service as Chairman and the Chairpersons of the respective Board committees received additional compensation as follows:

Committee Chairperson	Additional Annual Compensation
Audit	$15,000
Compensation	10,000
Financial Strategies	5,000
Management Development	5,000
Nominating and Governance	5,000

Directors’ travel expenses for attending meetings are reimbursed by the Company. Non-employee directors did not receive equity based compensation in 2009; however, equity-based compensation was awarded to the directors in 2010 to link a portion of their compensation to the creation of stockholder value.

Director Compensation Table

The following table shows compensation earned in 2011 by non-employee directors.

Director	2011 Fees Earned or Paid in Cash	2011 Stock Awards (1)	Total Compensation
Andrew B. Albert	$75,000	$60,000	$135,000
I. Steven Edelson	75,000	60,000	135,000
James S. Errant	75,000	60,000	135,000
Lee S. Hillman	90,000	60,000	150,000
Ronald B. Port	100,000	60,000	160,000
Thomas S. Postek	90,000	60,000	150,000
Robert G. Rettig	75,000	60,000	135,000
Wilma J. Smelcer	85,000	60,000	145,000

(1)	Represents the grant date fair value of the RSAs for 2011 Board service.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s policy regarding related party transactions is outlined in the Code of Business Conduct which is applicable to all employees and independent sales representatives and is available on our website at www.lawsonproducts.com in the investor relations corporate governance section. Additionally, all directors and senior officers of the Company must complete an annual questionnaire in which they are required to disclose in writing any related party transactions.

The Company’s policy is for all transactions between the Company and any related person to be promptly reported to the Company’s Chief Ethics and Business Conduct Officer who will gather the relevant information about the transaction and presents the information to the Audit Committee. The Audit Committee then determines whether the transaction is a material related party transaction to be presented to the Board of Directors. The Board of Directors then approves, ratifies, or rejects the transaction. A majority of the members of the Company’s Board of Directors and a majority of independent and disinterested directors must approve the transaction for it to be ratified. The Board of Directors only approves those proposed transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders.

The Company’s Chairman of the Board, Dr. Port, is a partner in two partnerships that have an interest in Lawson’s common stock. During 2010, litigation was initiated against Dr. Port, requesting that the partnerships be changed to allow the partners to have more control over their respective shares. The suit named Dr. Port as a defendant based on his role in the partnerships and as a director of the Company. The Company is not a party to the lawsuit. In 2011 and 2010, the Company incurred $0.1 million and $0.7 million for legal services provided to Dr. Port in relation to this litigation.

FEES BILLED TO THE COMPANY BY ERNST & YOUNG LLP

Ernst & Young LLP was the Company’s principal accountant for years 2011 and 2010. Aggregate fees for professional services rendered for the Company by Ernst & Young LLP for such years were as follows:

	Year Ended December 31, 2011
	2011	2010
Audit Fees	$843,250	$610,000
Audit-Related Fees	—	7,000
Tax Compliance	373,789	434,537
Other Fees	25,000	281,085
Percentage of Total Fees Attributable to Non-Audit (“other”) Fees	2.01%	21.09%

	$1,242,039	$1,332,622

Audit Fees

Audit services include fees for the annual audit, review of the Company’s reports on Form 10-Q each year, consulting on accounting and auditing matters and fees related to Ernst & Young LLP’s audit of the Company’s effectiveness of internal control over financial reporting as required by the Rule 404 Sarbanes-Oxley Act of 2002.

Audit-Related Fees

There were no Audit-Related Fees billed by Ernst & Young, LLP in 2011. Audit related fees of $7,000 were billed by Ernst & Young LLP in 2010 for the review of correspondence with the SEC.

Tax Fees

Aggregate fees of $373,789 in 2011 and $434,537 in 2010 were billed by Ernst & Young LLP for domestic and international income tax compliance and tax consulting services.

All Other Fees

Other fees of $25,000 in 2011 and $281,085 in 2010 were billed by Ernst & Young LLP for other tax consulting services.

The Audit Committee has considered the compatibility of the non-audit services provided by Ernst & Young LLP to Ernst & Young LLP’s continued independence and has concluded that the independence of Ernst & Young LLP is not compromised by the performance of such services.

Pre-Approval of Services by External Auditor

The Audit Committee has adopted policies and procedures for the pre-approval of the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee approves all audit fees and terms for all services provided by the independent auditor and considers whether these services are compatible with the auditor’s independence. The Chairman of the Audit Committee may approve additional proposed services that arise between Audit Committee meetings provided that the decision to approve the service is presented at the next scheduled Audit Committee meeting. All non-audit services provided by the external auditor must be pre-approved by the Audit Committee Chairman prior to the engagement. The Audit Committee pre-approved all audit and permitted non-audit services by the Company’s external auditors in 2011.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the Audit Committee’s next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its external auditor.

Report of the Audit Committee of the Board of Directors

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors in 2011, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

With regard to the 2011 audit, the Audit Committee discussed with the Company’s independent auditors the scope, extent and procedures for their audits. Following the completion of the audit, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

The Audit Committee reviewed and discussed the audited financial statements included in the 2011 Annual Report on Form 10-K with management. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

We have discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by SAS 61, as amended (AICPA, Professional Standards, Volume 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS 61, as amended, requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements with respect to (i) their responsibility under auditing standards generally accepted in the United States, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from Ernst & Young LLP a letter providing the disclosures required by the Public Company Accounting Oversight Board Rule 3526 (Independence Discussions with Audit Committees), as adopted by the Public Company Oversight Board in Rule 3600T, with respect to any relationships between Ernst & Young LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us. Ernst & Young LLP confirmed in its letter that, in its professional judgment, it is independent of the Company.

Based on the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2011 Annual Report on Form 10-K, we have recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K.

The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2012, and the Board of Directors has concurred with such selection.

The Audit Committee also reviewed management’s process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and received periodic updates regarding management’s progress.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company’s independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the report of the Company’s independent auditors with respect to such financial statements.

Respectfully submitted by the Audit Committee:

Thomas S. Postek (Chairman)

Robert G. Rettig

Lee S. Hillman

Wilma J. Smelcer

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Section16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of shares of the Company’s Common Stock (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from the Reporting Persons, the Company believes that with respect to the year ended December 31, 2011; all the Reporting Persons complied with all applicable Section  16(a) filing requirements.

Householding of Annual Meeting Materials

A copy of our Annual Report on Form 10-K for the year ended December 31, 2011, excluding certain of the exhibits, Notice of Annual Meeting or Proxy Statement may be obtained without charge by writing to: Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois, 60018 (until May 15th). Further written correspondence should be sent to: Corporate Secretary, Lawson Products, Inc., Triangle Plaza, 8770 W. Bryn Mawr, Chicago, Illinois, 60631. Copies are also available to the public free of charge on or through our website at www.lawsonproducts.com. Information on our website is not incorporated by reference into this report.

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2011 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of these documents either now or in the future, please contact your bank, broker or other nominee.

Deadline for Receipt of Stockholder Proposals for 2013 Annual Meeting

In order to be properly evaluated for inclusion in the Proxy relating to next year’s annual meeting, any stockholder proposals must be in writing and received at the Company’s corporate headquarters, 1666 East Touhy Avenue, Des Plaines, Illinois, 60018 (until May 15th). Future stockholder proposals must be in writing and received at the Company’s new company headquarters located at Triangle Plaza, 8770 W. Bryn Mawr, Chicago, Illinois, 60631.

In addition, in order to be properly presented at next year’s annual meeting, notice of a stockholder proposal must be received between January 26, 2013 and February 16, 2013, at the Company’s corporate headquarters, Triangle Plaza, 8770 W. Bryn Mawr, Chicago, Illinois, 60631, unless the meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the May 15, 2012 meeting. Refer to the Company’s by-laws for further details regarding the proper timing and procedures for submitting proposals.

The Board of Directors knows of no other proposals which may be presented for action at this year’s annual meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

APPENDIX A

Lawson Products Inc., Supplemental Peer Group

• Altra Holdings, Inc.	• Keystone Cons Industries, Inc.

• American Superconductor CP	• La Barge, Inc.

• AMCO-Pittsburgh Corp.	• Lihua International, Inc.

• Badger Meter, Inc.	• Longhai Steel, Inc.

• C&D Technologies, Inc.	• LSI Industries, Inc.

• Celadon Group, Inc.	• Lydall, Inc.

• Chart Industries, Inc.	• Marten Transport, LTD

• Columbus McKinnon Corp.	• MFRI, Inc.

• Culp, Inc.	• P.A.M. Transportation Svcs.

• Flanders Corp.	• Powell Industries, Inc.

• Flow Intl Corp.	• Preformed Line Products, Co.

• Foster (LB) Co.	• RBC Bearings, Inc.

• Frozen Foods Express Ind., Inc.	• Stanadyne, Corp.

• Generac Holdings, Inc.	• Starrett (L.S.) Co – CL A

• Gorman-Rupp Co.	• Tal International Group, Inc.

• Handy & Harman, LTD	• Trex Co, Inc.

• Harbin Electric, Inc.	• US1 Industries, Inc.

• Haynes International, Inc.	• USA Truck, Inc.

• Heartland Express, Inc.	• Vicor Corp.

• II-VI, Inc.	• Xerium Technologies, Inc.

• Kadant, Inc.

Conclusion

Stockholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided or to vote your shares by telephone or via the Internet.

By Order of the Board of Directors

Neil E. Jenkins

Secretary

April 5, 2012

IMPORTANT ANNUAL MEETING INFORMATION

ENDORSEMENT_LINE______________ SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 15, 2012.

Go to www.envisionreports.com/LAWS

Or scan the QR code with your smartphone Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message

Annual Meeting Proxy Card 1234 5678 9012 345

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

A Proposals — The Board of Directors recommends a vote FOR all nominees listed and FOR Proposal 2.

1. ELECTION OF DIRECTORS: For WithholdFor WithholdFor Withhold

01 - Andrew B. Albert 02 - I. Steven Edelson 03 - Thomas S. Postek

Instruction: To maximize the number of nominees elected to the Company’s Board of Directors, unless otherwise specified below, this proxy authorizes the proxies named on the reverse side to cumulate all votes that the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees listed above as the proxies shall determine, in their sole and absolute discretion. To specify a different method of cumulative voting, write “Cumulate For” and the number of shares and the name(s) of the nominee(s) on this line:

2. RATIFICATION OF ERNST & YOUNG LLP AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2012.

3. In their discretion, the Proxy is authorized to vote on any other matter that may properly come before the meeting or any adjournment thereof.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Attorneys should submit powers of attorney.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

1 U P X 1 3 7 1 8 6 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

Dear Stockholder:

We encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security number (where applicable) when voting your shares electronically.

The Computershare Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up until 1:00 a.m. Central Time, on May 15, 2012.

Your vote is important. Please vote immediately.

If you vote over the internet or by telephone, please do not mail your card.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – LAWSON PRODUCTS, INC.

Solicited on Behalf of the Board of Directors for the Annual Meeting, May 15, 2012, Chicago, Illinois

The undersigned hereby makes, constitutes and appoints Neil E. Jenkins, Thomas Neri, and Ronald Knutson, and each of them, proxies for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of Lawson Products, Inc. (the “Company”), to be held at Triangle Plaza, 8770 W Bryn Mawr Ave, Room 208, Chicago, IL, on Tuesday, May 15, 2012, at 10:00 A.M. (Local Time), or any adjournment thereof.

If a properly signed proxy is returned without any choices marked, the proxies will distribute, in their discretion, votes in respect of all proxies they hold equally or unequally to or among the Board of Directors’ nominees.

The undersigned hereby revokes any proxy heretofore given and confirms all that said proxies, or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, AND “FOR” PROPOSAL 2.

PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING YOUR PROXY BY TELEPHONE OR INTERNET.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2012. A copy of the Notice, the accompanying Proxy Statement for the 2012 Annual Meeting of Shareholders and our 2011 10-K are available at www.edocumentview.com/LAWS.

(Please Sign on Reverse Side)